QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(p)

SUBSCRIPTION AGREEMENT

        WHEREAS, there has been organized under the laws of the State of Delaware, a statutory trust known as the Clough Global Opportunities Fund (the "Fund").

        WHEREAS, the Fund has been organized for the purpose of engaging in any lawful act or activity for which statutory trusts may be organized under the Delaware Statutory Trust Act.

        WHEREAS, the Fund is authorized to issue an unlimited number of shares of beneficial interest, no par value per share ("Common Stock").

        NOW, THEREFORE, the undersigned hereby subscribes for and agrees to purchase five thousand two hundred thirty five and six hundred and two one thousandths (5,235.602) shares of Common Stock and agrees to pay the amount of $100,000 therefor.

        The subscription hereunder shall be payable at such time or times as the Board of Trustees of the Fund may determine, and the shares of stock subscribed for hereunder shall be issued at the time payment is received therefor.

        Dated as of the 14th day of March, 2006.

ALPS Mutual Funds Services, Inc.
	By:	/s/ JEREMY O. MAY Name: Jeremy O. May Title: Managing Director
Accepted as of March 14, 2006
Clough Global Opportunities Fund
By:	/s/ ERIN E. DOUGLAS Name: Erin E. Douglas Title: Secretary

CROSS RECEIPT

        Pursuant to that certain Subscription Agreement (the "Subscription Agreement"), dated as of March 14 2006, between the Clough Global Opportunities Fund (the "Fund") and ALPS Mutual Funds Services, Inc. (the "Subscriber"), the Subscriber hereby acknowledges receipt from the Fund of five thousand two hundred thirty five and six hundred and two one thousandths (5,235.602) common shares of beneficial interest of the Fund (the "Shares").

Dated as of March 14, 2006
ALPS Mutual Funds Services, Inc.
	By:	/s/ JEREMY O. MAY Name: Jeremy O. May Title: Managing Director

        Pursuant to the Subscription Agreement, the Fund hereby acknowledges receipt from the Subscriber of a wire in the amount indicated below as payment for the Shares issued therefor as indicated below. The Shares shall be deemed to have been issued to the Subscriber on the date on which payment therefor was made to the Fund.

Date of Payment	$ Received	No. of Shares Issued
March 14, 2006	$100,000	5,235.602

Dated as of March 14, 2006

Clough Global Opportunities Fund
By:	/s/ ERIN E. DOUGLAS Name: Erin E. Douglas Title: Secretary

QuickLinks

SUBSCRIPTION AGREEMENT
CROSS RECEIPT